EXHIBIT 10.9
eyeonics, inc.
CHANGE OF CONTROL SEVERANCE AGREEMENT
     This Change of Control Severance Agreement (the “Agreement”) is entered into between eyeonics, inc. (the “Company,” which term shall include any successor by merger, consolidation, sale of substantially all of the Company’s assets or otherwise) and Johnnie S. Garcia (“Executive”) effective as of the 13th day of July, 2007, or the inception of Executive’s employment with the Company, whichever is later (“Effective Date”).
RECITALS
     1. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein) of the Company.
     2. The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue Executive’s employment and to motivate Executive to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.
     3. The Board believes that it is imperative to provide Executive with certain benefits upon a Change of Control and certain severance benefits upon Executive’s termination of employment in connection with a Change of Control. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.
     4. Certain capitalized terms used in the Agreement are defined in Section 10 below.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
     1. Term of Agreement. This Agreement will terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.
     2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law.

     3. Benefits.
          (a) Benefits Upon a Change of Control. Upon a Change of Control, the Executive will receive the following benefits:
               (i) Immediately prior to and subject to the consummation of the Change of Control: (A) one hundred percent (100%) of the Executive’s then outstanding and unvested stock options will vest, become immediately exercisable and remain exercisable for the period prescribed in the applicable stock option agreement and (B) one hundred percent (100%) of the Executive’s then outstanding and unvested other awards, if any, relating to the Company’s equity (whether stock appreciation rights, shares of restricted stock, restricted stock units, or otherwise) will vest and become exercisable, payable or realizable, as the case may be, in accordance with their terms.
          (b) Severance Benefits. If, during the period following the commencement of efforts to sell the Company and prior to a Change of Control or twelve (12) months following or otherwise in connection with a Change of Control, the Company terminates Executive’s employment without Cause, or if Executive terminates Executive’s employment for Good Reason, the Company will, subject to Sections 4, 5 and 13 of this Agreement, provide severance benefits to Executive as set forth below in this Section 3(b). In the event of termination by Executive for Good Reason, the twelve (12) month period referred to above will be extended, if necessary, by the notice and cure periods described in Section 12(c).
               (i) The Company will pay to Executive within ten (10) days after the termination a lump-sum cash amount equal to one hundred percent (100%) of the sum of (a) Executive’s then current annual base salary in effect immediately prior to the termination (or, if Executive’s base salary has been reduced within sixty (60) days prior to the termination or at any time after the Change of Control, Executive’s base salary in effect prior to the reduction), plus (b) the Executive’s target bonus for the current year or for the year immediately prior to the Change of Control whichever is higher. The foregoing payments are in addition to and not in lieu of salary for the current year that has been earned but not yet paid and the target bonus for the current year, which will be equitably prorated and paid together with the foregoing severance benefits.
               (ii) The Company will continue to provide Executive, for a period of one (1) year from the date of termination or until Executive commences new employment providing substantially similar benefits, whichever is earlier (the “Severance Benefit Period”), with any medical, dental, disability, life insurance and automobile reimbursement benefits and other perquisites in effect at the time of termination (or, if the level of benefits has been reduced within sixty (60) days prior to the termination, the level of benefits prior to the reduction). To the extent the Company is unable to provide such benefits to Executive under its existing plans and arrangements it will reimburse Executive for the costs of substantially similar benefits upon comparable terms. Following the Severance Benefit Period, the Company shall permit Executive to elect to continue the medical and dental benefits under COBRA, which election shall be made at the time of termination and paid by the Company for the Severance Benefit Period as provided herein (subject to Executive’s continued eligibility for such benefits under COBRA).
               (iii) The Company will make reasonable and customary outplacement services available to Executive for the Severance Benefit Period.

               (iv) To the extent not otherwise provided for under the Company’s stock plans, the vesting of all awards relating to the Company’s common stock other than stock options (whether stock appreciation rights, shares of restricted stock, restricted stock units, or otherwise (collectively, the “Equity Awards”)) shall be subject to the terms and conditions of the applicable Equity Award agreement entered into between the Executive and the Company.
     4. Release of Claims Agreement. The receipt of any severance or other benefits pursuant to Section 3 will be subject to Executive signing and not revoking a release of claims agreement in such form as reasonably required by the Company at the time of any termination of employment.
     5. Excise Taxes. In the event that it is determined that any payment or benefit provided by the Company to or for the benefit of Executive, either under this Agreement or otherwise, will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any successor provision (“Section 4999”), the Company will, prior to the date on which any amount of the excise tax must be paid or withheld, make an additional lump-sum payment (the “gross-up payment”) to Executive. The gross-up payment will be sufficient, after giving effect to all federal, state and other taxes and charges with respect to the gross-up payment, to make Executive whole for all taxes (including withholding taxes) imposed under Section 4999.
     Determinations under this Section 5 will be made by the Company’s then current firm of independent auditors (the “Firm”). The determinations of the Firm will be binding upon the Company and the Executive except as the determinations are established in resolution (including by settlement) of a controversy with the Internal Revenue Service to have been incorrect. All fees and expenses of the Firm will be paid by the Company.
     If the Internal Revenue Service asserts a claim that, if successful, would require the Company to make a gross-up payment or additional gross-up payment, the Company and Executive will cooperate fully in resolving the controversy with the Internal Revenue Service. The Company will make or advance such gross-up payments as are necessary to prevent Executive from having to bear the cost of payments made to the Internal Revenue Service in the course of, or as a result of, the controversy. The Firm will determine the amount of such gross-up payments or advances and will determine after resolution of the controversy whether any advances must be returned by Executive to the Company. The Company will bear all expenses of the controversy and will gross Executive up for any additional taxes that may be imposed upon Executive as a result of payment of such expenses.
     6. Withholding. All payments required to be made by Company to Executive under this Agreement will be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as may be required by law.
     7. Arbitration. Any dispute or controversy between the parties involving the construction or application of any terms, covenants or conditions of this Agreement, or any claim arising out of or relating to this Agreement, or any claim arising out of or relating to Executive’s employment by the Company that is not resolved within ten (10) days by the parties will be settled by arbitration in the City of Irvine, California, in accordance with the rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Company and Executive agree that arbitrator(s) will have no authority to award punitive or exemplary damages or so-called consequential or remote damages such as damages for emotional distress. Any decision of the arbitrator(s) will be final and binding upon the parties. Either party may request that the arbitrator(s) submit written findings of fact and conclusions of law. The parties agree and understand that they hereby waive their rights to a jury trial of any dispute or controversy relating to the matters specified above in this Section 7. The Company will pay the cost of any such arbitration.
     8. No Duty to Mitigate. Benefits payable under Section 3 of this Agreement will neither be governed by any duty to mitigate damages by seeking further employment nor offset by any compensation that may be received from other employment.
     9. Rights of Survivors. If Executive dies after becoming entitled to benefits under Section 3 but before all such benefits have been provided, (a) all unpaid cash amounts will be paid to the beneficiary that has been designated by Executive in writing (the “beneficiary”), or if none, to Executive’s estate, (b) all applicable insurance coverage will be provided to Executive’s family as though Executive had continued to live, and (c) any stock options that become exercisable will be exercisable by the beneficiary, or if none, the Executive’s estate.
     10. Successors. This Agreement will inure to and be binding upon the Company’s successors. The Company will require any successor to all or substantially all of the business and assets of the Company by sale, merger or consolidation (where the Company is not the surviving corporation), lease or otherwise, by agreement in form and substance satisfactory to Executive, to assume this Agreement expressly. This Agreement is not otherwise assignable by the Company or by the Executive.
     11. Subsidiaries. For purposes of this Agreement, employment by a corporation or other entity that is controlled directly or indirectly by the Company will be deemed to be employment by the Company. Thus, references in the Agreement to “Company” include such corporations or other entities where appropriate in the context.
     12. Definitions.
          (a) “Cause” for purposes of this Agreement, will mean: (i) Executive’s willful and continued failure to perform the duties and responsibilities of Executive’s position after there has been delivered to Executive a written demand for performance from the Board which describes the basis for the Board’s belief that Executive has not substantially performed Executive’s duties and provides Executive with thirty (30) days to take corrective action; (ii) any act of personal dishonesty taken by Executive in connection with Executive’s responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in the substantial personal enrichment of Executive; (iii) Executive’s conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; (iv) a breach of any fiduciary duty owed to the Company by Executive that has a material detrimental effect on the Company’s reputation or business; (v) Executive being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not Executive admits or denies liability); or (vi) Executive (A) obstructing or impeding; (B) endeavoring to influence, obstruct or impede, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, Executive’s failure to waive attorney-client privilege relating to communications with Executive’s own attorney in connection with an Investigation will not constitute “Cause”.

          (b) “Change of Control” for purposes of this Agreement is defined in Exhibit A.
          (c) “Good Reason” for purposes of this Agreement means, Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence, without the Executive’s written consent, after a Change of Control of one or more of the following: (i) a material reduction in Executive’s annual base salary or annual bonus opportunity (except for a reduction in a similar percent or amount applicable to all other similarly situated employees of the Company); and (ii) a material breach of any material provision of this Agreement; or (iv) the relocation of Executive to a facility or location that is more than fifty (50) miles from Executive’s then current principal place of employment. Notwithstanding the foregoing, Executive will not resign for Good Reason without first providing the Company with written notice within sixty (60) days of the event that Executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.
     13. Code Section 409A. Notwithstanding anything to the contrary in this Agreement, if the Company reasonably determines, after consultation and agreement with Executive (and Executive’s legal counsel as applicable) that Section 409A of the Code will result in the imposition of interest and additional tax, Executive shall not be paid any compensation or benefits hereunder upon a separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code and the regulations promulgated thereunder) until the date which is 6 months after the date of such separation from service (or, if earlier, the date of death of the Executive). Such severance or other benefits otherwise due to Executive on or within the six (6) month period following Executive’s termination of employment will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination. All subsequent payments, if any, will be payable as provided in this Agreement. It is the intent of this Agreement to comply with the requirements of Section 409A of the Code so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A of the Code, and any ambiguities herein will be interpreted to so comply.
     14. Amendment or Modification; Waiver. This Agreement may not be amended unless agreed to in writing by Executive and the Company. No waiver by either party of any breach of this Agreement will be deemed a waiver of a subsequent breach.
     15. Severability. In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining provisions shall remain in full force and effect to the fullest extent permitted by law.
     16. Controlling Law. This Agreement will be controlled and interpreted pursuant to California law.
     17. Notices. Any notices required or permitted to be sent under this Agreement are to be delivered by hand or mailed by registered or certified mail, return receipt requested, and addressed as follows:

If to the Company:
eyeonics, inc.
26970 Aliso Viejo Parkway, Suite 100
Aliso Viejo, CA 92656
If to Executive:
1011 Bunbury Drive
Whittier, CA 90601
     Either party may change its address for receiving notices by giving to the other party.
     18. Conflict. In the event of a conflict between this Agreement and the provisions of any other compensation or benefit arrangement between the Company and Executive, this Agreement shall prevail.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

EXECUTIVE
/s/ Johnnie S. Garcia
Johnnie S. Garcia

eyeonics, inc.
/s/ J. Andy Corley
By: J. Andy Corley Title: Chief Executive Officer

Exhibit “A”
     “Change of Control” means the occurrence of any one or more of the following events following the completion of the sale of the Common Stock of the Company to the public pursuant to a registration statement filed with the Securities and Exchange Commission:
     (1) Any Person becomes the owner of more than 50% of the Company’s Common Stock; or
     (2) If during any 12-month period, individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Continuing Directors”) cease for any reason to constitute at least a majority of such Board; provided, however, that any individual becoming a director after the Effective Date whose election or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Continuing Directors will be considered as though such individual were a Continuing Director, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.
     (3) A reorganization, merger, consolidation or similar transaction that will result in the transfer of ownership of more than 50% of the Company’s outstanding Common Stock or that will result in the issuance of new shares of Company Common Stock in an amount equal to more than 50% of the amount of Common Stock outstanding immediately prior to such issuance; or
     (4) Liquidation or dissolution of the Company or sale of substantially all of the Company’s assets.
     In addition, for purposes of this definition, the following terms have the meanings set forth below:
     “Common Stock” means the then outstanding Common Stock of the Company plus, for purposes of determining the stock ownership of any Person, the number of shares of Common Stock which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) upon the exercise of conversion rights, exchange rights, warrants or options or otherwise. Notwithstanding the foregoing, the term Common Stock does not include shares of preferred stock or convertible debt or options or warrants to acquire shares of common Stock (including any shares of Common Stock issued or issuable upon the conversion or exercise thereof) to the extent that the Board expressly so determines in any future transaction. A Person will be deemed to be the “owner” of any Common Stock of which such Person would be the “beneficial owner” as such term is defined in rule 13d-3 promulgated under the Exchange Act.
     “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

Exhibit A-1